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                                                                 Exhibit 99.406

                              ANCHOR SERIES TRUST
                            SUNAMERICA EQUITY FUNDS
                            SUNAMERICA INCOME FUNDS
                      SUNAMERICA MONEY MARKET FUNDS, INC.
                  SUNAMERICA SENIOR FLOATING RATE FUND, INC.
                            SUNAMERICA SERIES, INC.
                          SUNAMERICA SPECIALTY SERIES
                          (collectively, the "Funds")

                    CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                       AND PRINCIPAL ACCOUNTING OFFICERS

I.  Introduction

    The Boards of Directors/Trustees of the Funds (the "Boards") have adopted this Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act applicable to the Funds' Principal Executive Officer and Principal Accounting Officer (the "Covered Officers" each of whom is set forth in Exhibit
A) for the purpose of deterring wrongdoing and promoting:

    . Honest and ethical conduct, including the ethical handling of conflicts of interest between personal and professional relationships;

    .  Full, fair, accurate, timely and understandable disclosure;

    .  Compliance with applicable laws and governmental rules and regulations;

    . The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

    .  Accountability for adherence to the Code.

    Each Covered Officer must comply with applicable law. Each Covered Officer also has a responsibility to conduct himself or herself in an honest and ethical manner and to adhere to a high standard of business ethics. Each Covered Officer has leadership responsibilities that include promoting a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns. Each Covered Officer should also be sensitive to situations that may give rise to conflicts of interest.

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II. Honest and Ethical Conduct

a.  Honesty, Diligence and Professional Responsibility

    Covered Officers are expected to observe both the form and the spirit of the ethical principles contained in this Code. In particular, Covered Officers must perform their duties and responsibilities for the Funds:

    . with honesty, diligence, and a commitment to professional and ethical responsibility;

    .  carefully, thoroughly and in a timely manner; and

    .  in conformity with applicable professional and technical standards.

b.  Ethical Handling of Actual and Apparent Conflicts of Interest

    A "conflict of interest" occurs when a Covered Officer's private interest improperly interferes with the interests of, or his or her service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Funds.

    Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "Investment Company Act") and the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds and the Funds' investment adviser, SunAmerica Asset Management, LLC. ("SAAMCo"), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

    Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between, the Funds and SAAMCo, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for SAAMCo, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Funds and SAAMCo. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and SAAMCo and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

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In addition, it is recognized by the Boards that the Covered Officers may also be officers or employees of other investment companies advised by SAAMCo.

       In particular, each Covered Officer must:

    . Not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

    . Not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

    . Report at least annually to the Funds' Ethics Committee any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

    There are certain potential conflict of interest situations that should be discussed with the Ethics Committee if material. Examples of these include:

    .  Service as a director on the board of any company;

    .  The receipt of any non-nominal gifts;

    . The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

    . Any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than SAAMCo, the Funds' principal underwriter or any affiliated person thereof;

    . A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

c.  Conduct in the Preparation of Financial Statements

    Covered Officers must not knowingly make any misrepresentations regarding the Funds' financial statements or any facts used in the preparation of the Funds' financial statements. This section is intended to prohibit:

    . making, or permitting or directing another to make, materially false or misleading entries in the Funds' financial statements or records;

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    .  failing to correct the Funds' financial statements or records that are materially false or misleading; and

    . signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

d.  Obligations to the Independent Auditor of the Funds

    In dealing with the Funds' independent auditor, Covered Officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Funds' independent auditor.

    Covered Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Funds' independent auditor in the performance of an audit of the Funds' financial statements for the purpose of rendering such financial statements materially misleading.

III.Disclosure and Compliance

    . Each Covered Officer will familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

    . Each Covered Officer will not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Boards and auditors, or to governmental regulators and self-regulatory organizations;

    . Each Covered Officer will, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and SAAMCo with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

    . It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

    Each Covered Officer must:

    . Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read and understands the Code;

    . Annually thereafter affirm to the Boards that he or she has complied with the requirements of the Code;

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    .  Not retaliate against any other Covered Officer or affiliated person of the Funds for reports of potential violations of this Code that are made in good faith; and

    . Notify the Ethics Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

    The Ethics Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Ethics Committee will also consider waivers sought by the Covered Officers.

    The Funds will act according to the following procedures in investigating and enforcing this Code:

    . The Ethics Committee will take all appropriate action to investigate any potential violations reported to it;

    . If, after such investigation, the Ethics Committee believes that no violation has occurred, the Ethics Committee is not required to take any further action;

    . If the Ethics Committee determines that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of SAAMCo or its board; or a recommendation to dismiss the Covered Officer;

    . The Ethics Committee will be responsible for granting waivers, as appropriate;

    . The Ethics Committee will inform the Boards of violations or waivers of this Code; and

    . Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.  Other Policies and Procedures

    This Code shall be the sole Code of Ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to investment companies thereunder. Insofar as other policies or procedures of the Funds, SAAMCo, the Funds' principal underwriter or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Code of Ethics of the Funds, SAAMCo and the Funds' principal underwriter, under Rule 17j-1 of the Investment Company Act, and SAAMCo's more detailed policies and procedures set forth in the SAAMCo Compliance Procedures Manual are separate requirements applying to Covered Officers and others, and are not part of this Code.

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VI. Amendments

    Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Boards.

VII.Confidentiality

    All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Funds, the Ethics Committee, SAAMCo and the Boards and their independent counsel.

VIII.Internal Use

    The Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance or legal conclusion.

Date: January 1, 2017

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                                   Exhibit A

John Genoy, as President of the Funds

Gregory R. Kingston, as Treasurer of the Funds